Exhibit 4

ASX Release 3 FEBRUARY 2022 Westpac Group Announces Changes to Structure and Executive Westpac Group today announced changes to simplify the bank, improve accountability and reduce costs. In 2021, Westpac established a 3-year plan to reduce its cost base to $8 billion by 2024. We are now implementing a key part of that plan: creating a smaller, more focussed head office, reducing the size of corporate functions by around 20 per cent. A broader restructure will also further embed the Group’s lines of business model, which has improved end-to-end accountability for customer products and services. This change involves:  moving support services including HR, Finance and Technology to the businesses and customers they support;  the creation of two shared services areas to achieve benefits of scale across common processes; and  a lean Group head office responsible for setting strategy, policies and frameworks for the Group. Westpac CEO, Peter King said: “We are building a simpler bank, streamlining our organisation and lowering the cost of running the Group. “This is key to delivering better services for customers and better results for shareholders. “The changes are primarily across head office and support functions, and not customer-facing roles. Bringing our workforce closer to the frontline, combined with the increases we have already made to the number of bankers, will further strengthen our franchise for customers,” Mr King said. The changes have already commenced, with a reduction in headcount of more than 1,100 during the past quarter. The reductions include a mix of third-party contractors and staff. “We will continue to support our employees as we make these changes,” Mr King said. Executive Changes Westpac is also announcing a restructure of its management team. The roles of Chief Risk Officer (CRO) and Group Executive, Financial Crime, Compliance and Conduct will be combined. Level 18, 275 Kent Street Sydney, NSW, 2000

“Two years ago, we elevated financial crime to a dedicated executive role to ensure we had a single focus on improving our performance. While there is still work to do, the time is now right to simplify accountabilities with all of our risk function under the CRO,” Mr King said. Chief Risk Officer, David Stephen has decided to leave the Group after more than three years of service. David led the Risk function through significant change and has helped the Group navigate a challenging external environment while also improving the Group’s risk capability and culture. Les Vance, Group Executive, Financial Crime, Compliance and Conduct will also be leaving the Group later in the year. He will continue to support the Customer Outcomes and Risk Excellence (CORE) program for a period, reporting to Peter King. “Continuing to transform culture and risk management remains a major focus for the Group and the CORE program is an integral part of this plan, so I’m pleased Les will be staying on during this transition period to help maintain momentum,” said Mr King. Ryan Zanin has been appointed Westpac Group Chief Risk Officer, joining the Group from the Federal National Mortgage Association (Fannie Mae) in New York, where he is Executive Vice President and Chief Risk Officer. Mr King said: “Ryan Zanin will build on the work underway, as we continue to drive our risk transformation. I’m pleased we will have someone of Ryan’s calibre joining Westpac. “Ryan is a proven risk leader with extensive risk management experience, having held senior risk roles at some of the world’s largest financial services companies, including Fannie Mae, GE Capital and Wells Fargo.” Two new divisions will also be created to drive further efficiency and productivity - Corporate Services and Customer Services & Technology. Corporate Services brings together the shared services functions of Property, Procurement, HR Services, Finance Services, Corporate Affairs & Community and Sustainability. Carolyn McCann, currently Group Executive, Customer & Corporate Relations, will lead this new division. Customer Services & Technology will be responsible for functions that support our customers and benefit from operating at scale including Operations, Remediation, Complaints and Technology. Scott Collary, currently Chief Operating Officer, will lead this division as Group Executive, Customer Services and Technology. “I would like to thank David Stephen for his service during a challenging time for Westpac. He has overhauled Westpac’s risk management approach and leaves it in a much better place. I would also like to thank Les Vance who has made a significant contribution to the Group over many years, most recently playing a pivotal role in uplifting our financial crime capability,” said Mr King. Mr Stephen will remain in his current role until May, when Mr Zanin will join the Group subject to regulatory approval. The Group expects to incur a small restructuring charge with its First Half 2022 results. As the Group refines the changes and the new roles, it expects to book additional restructuring charges at the Group’s Full Year 2022 results. About Ryan Zanin Mr Zanin has more than 40 years’ experience in large, complex, global financial services businesses including consumer, commercial, investment banking, and markets. Currently Executive Vice President and Chief Risk Officer for the Federal National Mortgage Association in New York, Mr Zanin has held Chief Risk Officer roles at GE Capital, Wells Fargo & Company, Wachovia Corporation and Deutsche Bank. Mr Zanin has also been on the Boards of Fannie Mae and General Electric Capital Corporation. A Canadian, Mr Zanin began his career at the

Bank of Montreal in Credit Services before taking on various roles across Citibank Canada and Bankers Trust Company. Ends. For further information: Hayden Cooper Andrew Bowden Group Head of Media Relations Head of Investor Relations 0402 393 619 0438 284 863 This document has been authorised for release by Tim Hartin, General Manager & Company Secretary.